Exhibit 99.3

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial information is based upon the historical consolidated financial information of Endurance International Group Holdings, Inc. (hereinafter referred to as “Endurance”, “we”, “our”, “us” and similar terms unless the context indicates otherwise) and Constant Contact, Inc. (“Constant Contact”), and has been prepared to give effect to the acquisition of Constant Contact by Endurance (the “Acquisition”) and entry into a $735.0 million first lien incremental term loan facility (the “Incremental First Lien Term Loan Facility”), a $165.0 million revolving credit facility (the “Revolving Credit Facility”) (which replaced our existing $125.0 million senior secured revolving credit facility), and the issuance of $350.0 million aggregate principal amount of 10.875% Senior Notes due 2024 (the “notes” and together with the Acquisition, the Incremental First Lien Term Loan Facility and the Revolving Credit Facility, the “Transactions”). The unaudited pro forma condensed combined statements of operations data for the nine months ended September 30, 2016 give effect to the Transactions as if they had occurred as of January 1, 2015. The historical consolidated financial information has been adjusted to give effect to estimated pro forma events that are (1) directly attributable to the Transactions, (2) factually supportable and (3) with respect to statement of operations information, expected to have a continuing impact on the combined results of operations.

The unaudited pro forma condensed combined financial information is unaudited and is presented for illustrative purposes only. This financial information (including the pro forma adjustments) is preliminary and based upon available information and various adjustments and assumptions set forth in the accompanying notes, and is not necessarily an indication of the consolidated financial position or results of operations of Endurance that would have been achieved had the Transactions been completed as of the dates indicated or that may be achieved in the future.

The unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies adopted by Endurance. These accounting policies are similar in most material respects to those of Constant Contact before the consummation of the Acquisition, except for the accounting for amortization of intangible assets. The unaudited pro forma condensed combined financial information reflects the amortization of intangible assets as a cost of revenue, which is consistent with our historical accounting policy for this item. The unaudited pro forma condensed combined statements of operations do not reflect any integration activities or cost savings from operating efficiencies, synergies, asset dispositions or other restructurings that may or may not result from the Acquisition.

The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes and assumptions, as well as the audited consolidated financial statements and accompanying notes of Endurance for the year ended December 31, 2015 from our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 29, 2016; the audited consolidated financial statements and accompanying notes of Constant Contact for the year ended December 31, 2015 from our Current Report on Form 8-K/A filed with the SEC on March 31, 2016 (as amended by the 8-K/A filed with the SEC on May 13, 2016); and the unaudited consolidated financial statements and accompanying notes of Endurance for the nine months ended September 30, 2016 from our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 filed with the SEC on November 4, 2016.

Endurance International Group, Inc. and Constant Contact, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

Nine Months Ended September 30, 2016

(in thousands)

	Historical
	Endurance	Constant Contact*	Pro Forma Adjustments		Pro Forma Combined
Revenue	$819,019	$41,088	$(395	)(C)	$859,712
Cost of revenue	438,980	11,639	7,865	(B)(C)	458,484

Gross profit	380,039	29,449	(8,260)		401,228
Operating expense:
Sales and marketing	234,944	16,433	(394	)(B)(C)	250,983
Engineering and development	67,930	7,026	(680	)(D)	74,276
General and administrative	108,508	2,757	—		111,265
Transaction costs	32,257	17,281	(48,401	)(E)	1,137

Total operating expense	443,639	43,497	(49,475)		437,661

Loss from operations	(63,600)	(14,048)	41,215		(36,433)

Other income (expense):
Interest income	438	—	—		438
Interest expense	(112,573)	—	(11,355	)(A)	(123,928)
Other income (expense), net	6,565	(13)	—		6,552

Total other expense, net	(105,570)	(13)	(11,355)		(116,938)

Loss before income taxes and equity earnings of unconsolidated entities	(169,170)	(14,061)	29,860		(153,371)
Income tax benefit	(121,220)	(6,023)	8,062	(F)	(119,181)

Income (loss) before equity earnings of unconsolidated entities	(47,950)	(8,038)	21,798		(34,190)
Equity loss of unconsolidated entities, net of tax	1,197	—	—		1,197

Net income (loss)	(49,147)	(8,038)	21,798		(35,387)
Net loss attributable to non-controlling interest	(11,181)	—	—		(11,181)

Net income (loss) attributable to Endurance International Group Holdings, Inc.	$(37,966)	$(8,038)	$21,798		$(24,206)

*	Historical consolidated financial information of Constant Contact presented for the period from January 1, 2016 through the acquisition date, February 9, 2016.

Notes to Unaudited Condensed Combined Pro Forma Financial Information

Note 1—Basis of Presentation

The unaudited pro forma condensed combined statements of operations data for the nine months ended September 30, 2016 give effect to the Transactions as if they had occurred as of January 1, 2015. The historical consolidated financial information has been adjusted to give effect to estimated pro forma events that are (1) directly attributable to the Transactions, (2) factually supportable and (3) expected to have a continuing impact on the combined results of operations.

We have accounted for the Acquisition using the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 805, “Business Combinations” (“ASC 805”). In accordance with ASC 805, we use our best estimates and assumptions to assign fair value to the tangible and intangible assets acquired and liabilities assumed at the acquisition date. Goodwill as of the acquisition date is measured as the excess of purchase consideration over the fair value of net tangible and identifiable intangible assets acquired.

The pro forma adjustments described below were developed based on Endurance’s assumptions and estimates, including assumptions relating to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed from Constant Contact based on preliminary estimates of fair value. The final purchase price allocation may differ from what is currently reflected in the unaudited pro forma condensed combined financial information after final valuation procedures are performed and amounts are finalized. Additionally, the Acquisition and related transaction costs were funded primarily by new debt consisting of the 10.875% Senior Notes due 2024 and borrowings under the Incremental First Lien Term Loan Facility, and to a lesser extent, cash, cash equivalents and short-term marketable securities of Endurance and Constant Contact.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of the combined company would have been had the Acquisition occurred on the date assumed, nor are they necessarily indicative of future consolidated results of operations or financial position.

The unaudited pro forma condensed combined financial information does not reflect any integration activities or cost savings from operating efficiencies, synergies, asset dispositions or other restructurings that may or may not result from the Acquisition.

As part of the definitive agreement pursuant to which we agreed to acquire all of the outstanding shares of common stock of Constant Contact (the “Merger Agreement”), we accelerated all or a portion of the vesting of certain Constant Contact equity awards. This acceleration resulted in a compensation charge of approximately $16.8 million recorded in the statement of operations of Endurance immediately following the Acquisition. Additionally, pursuant to and in accordance with the terms and conditions of the Merger Agreement, Endurance assumed certain unvested Constant Contact equity awards and converted them into equity awards in respect of common stock of Endurance. The value of these converted awards is estimated to be approximately $22.3 million. Approximately $5.4 million of this value has been attributed to the pre-Acquisition period, which has been accounted for as additional consideration to acquire Constant Contact. The balance of $16.9 million has been attributed to the post-Acquisition period and is being recorded as compensation expense over the future service period of each individual holding such an award. Included in these converted awards are awards valued at approximately $3.2 million which provide for full acceleration of vesting if the holder leaves Endurance other than for cause at any time before April 7, 2017.

Endurance historically has recorded all amortization expense related to acquired intangible assets as a cost of revenue, which differs from the historical treatment of these expenses by Constant Contact, which historically recorded amortization expense as either cost of revenue or sales and marketing expense. The unaudited combined condensed financial information reflects all amortization expense related to intangible assets as a cost of revenue.

Note 2—Preliminary Allocation of Merger Consideration

Pursuant to the Merger Agreement, we paid $32.00 per share, or $1,087.1 million, in cash, to acquire all outstanding equity interests of Constant Contact. In addition, we assumed certain Constant Contact unvested equity awards and converted them to equity awards in Endurance common stock. We determined that the value of these awards was $22.3 million, of which $5.4 million was attributed to the pre-acquisition period and recognized as part of the purchase consideration for Constant Contact. As a result, the total purchase consideration paid to acquire Constant Contact was $1,092.6 million. Included in the purchase consideration is approximately $16.8 million related to the acceleration of vesting of certain Constant Contact equity awards which was expensed by Endurance immediately following the closing of the Acquisition. The remaining purchase consideration of $1,075.8 million was allocated to the acquired assets and liabilities.

The following table summarizes the preliminary allocation of the assets acquired and liabilities assumed based on their fair values on the acquisition date:

Preliminary purchase price allocation
(in thousands)
Working capital	$(5,947)
Property, plant and equipment	40,699
Trademarks	52,000
Customer relationships	263,000
Developed technology	83,000
Goodwill	603,892
Deferred taxes	(125,773)
Deferred revenue	(25,170)
Other long term liabilities	(98)

Total consideration, net of cash acquired	885,603
Cash acquired	190,170

Total purchase consideration	$1,075,773

The purchase price is preliminary and the purchase price will be final when we have completed the valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments.

Note 3—Sources and Uses, and New Debt

The Acquisition was financed primarily by new debt consisting of the notes and borrowings under the Incremental First Lien Term Loan Facility, and to a lesser extent, cash, cash equivalents and short-term marketable securities acquired from Constant Contact. The tables below provide an estimate of the sources and uses as of the closing date:

Sources of proceeds
(in thousands)
Use of cash from Endurance and Constant Contact	$187,692
Endurance stock awards issued at closing	5,394
Incremental First Lien Term Loan Facility, net of original issue discounts	712,950
10.875% Senior Notes due 2024, net of original issue discounts	343,228

$1,249,264

Use of proceeds
(in thousands)
Acquisition of Constant Contact	$1,075,773
Repayment of outstanding advances on existing revolving credit facility	67,000
Transaction costs of Acquisition	37,327
Cash out of Constant Contact stock awards accelerated at closing	16,765
Deferred financing costs of new debt	52,399

$1,249,264

The Incremental First Lien Term Loan Facility requires us to repay approximately $3.7 million of principal per quarter, or $14.7 million per year.

Note 4—Pro Forma Adjustments

(A)	Adjustments to reflect the new debt, including interest rates as noted below:

	Amount	Rate	Interest
For the nine months ended September 30, 2016:
Interest Expense on new debt:
(in thousands)
Incremental First Lien Term Loan Facility	$735,000	6.00%	$4,846
10.875% Senior Notes due 2024	350,000	10.88%	4,183
Revolving Credit Facility—unused commitment fee	165,000	0.50%	91
Increased interest on existing debt	1,026,375	1.48%	1,669
Interest savings on refinanced revolver balance			(692)
Amortization of deferred financing costs and original issue discount			1,258

			$11,355

Our existing debt agreement provides for increased interest rates when certain new debt arrangements exceed a specified interest rate. As a result of this provision, we incurred an increase of approximately 1.48% to the interest rates on our existing debt.

Deferred financing fees and original issue discounts are amortized to interest expense over the life of each respective instrument. We incurred a total of $54.0 million in deferred financing costs and $28.8 million of original issue discounts. Deferred financing fees are primarily comprised of underwriting fees.

(B)	Adjustments to reflect increases in amortization of intangible assets as noted below (amounts in thousands, except life):

	Cost	Life in Years	First Year Amortization
For the nine months ended September 30, 2016:
Trademarks	$52,000	10	$868
Customer relationships	263,000	15	5,824
Developed technology	83,000	7	1,312
Eliminate historical amortization of Constant Contact—cost of revenue			(82)

Subtotal—adjustment to cost of sales			7,922
Eliminate historical amortization of Constant Contact—sales and marketing			(57)

Total adjustment to amortization			$7,865

(C)	Elimination of intercompany transactions from the statement of operations (in thousands):

Nine months ended September 30, 2016:
Revenue	$(395)
Cost of revenue	57
Sales and marketing	338

Net impact	$—

(D)	Reduction in depreciation expense due to revaluation of property, plant and equipment.

(E)	Elimination of transaction expenses (in thousands):

Nine months ended September 30, 2016
Endurance	$31,120
Constant Contact	17,281

$48,401

(F)	The pro forma tax adjustments reflect the benefits from income tax at the weighted average estimated statutory income tax rates applicable to the jurisdictions in which the pro forma adjustments are expected to be recorded.